                              REPUBLIC NEW YORK CORPORATION AND SUBSIDIARIES         EXHIBIT 11
                                 COMPUTATION OF EARNINGS PER COMMON SHARE
                                               UNAUDITED
                                  (In thousands except per share data)

                                                    Six Months Ended       Three Months Ended
                                                        June 30,                 June 30,
                                                 ---------------------   ----------------------
                                                    1996        1995        1996          1995
                                                 ---------    --------    ---------    --------
Primary:

         Earnings:
           Net income                            $ 202,642    $ 98,604    $ 103,050    $ 11,091
           Less preferred stock dividends          (15,592)    (20,225)      (7,815)    (10,055)
                                                 ---------    --------    ---------    --------

           Net income applicable to
              common stock                       $ 187,050    $ 78,379    $  95,235    $  1,036
                                                 =========    ========    =========    ========

      Shares:
           Average number of common and common
              equivalent shares outstanding         55,870      52,327       55,718      52,352
                                                 =========    ========    =========    ========

      Net income per common share                $    3.35    $   1.50    $    1.71    $   0.02
                                                 =========    ========    =========    ========

Fully Diluted:

      Earnings:
           Net income applicable to
              common stock                       $ 187,050    $ 78,379    $  95,235    $  1,036

           Add dividends applicable to
              convertible preferred stock             --         5,822         --         2,911
                                                 ---------    --------    ---------    --------

           Net income applicable to
              common stock as adjusted           $ 187,050    $ 84,201    $  95,235    $  3,947
                                                 =========    ========    =========    ========

      Shares:
           Average number of common and common
              equivalent shares outstanding         55,870      52,327       55,718      52,352

           Add shares assumed issued upon
              exercise of stock options               --           198         --           193

           Add shares assumed issued upon
              conversion of preferred stock           --         3,569         --         3,569
                                                 ---------    --------    ---------    --------

           Average number of common shares
              outstanding as adjusted               55,870      56,094       55,718      56,114
                                                 =========    ========    =========    ========

      Net income per common share                $    3.35    $   1.50    $    1.71    $   0.02 (1)<F1>
                                                 =========    ========    =========    ========

<F1>(1) Fully diluted earnings per share as calculated are $0.07 for the three-month period ended
June 30, 1995.  Since fully diluted earnings per share can not be anti-dilutive, primary and fully diluted earnings per share are the same for such three-month period.